\UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Page(s)

Introduction	PF1

Pro forma Combined Balance Sheet as of December 31, 2011	PF2

Pro forma Combined Statement of Operations for the year ended December 31, 2011	PF3

Notes to Pro forma Condensed Financial Information	PF4

Introduction

Wuchuan Dongsheng Mining Co., Ltd. (“Dongsheng Mining”) is a PRC limited liability company legally incorporated and validly existing in Wuchuan Yilao & Miao Autonomous County, Zunyi City, Guizhou Province in the People’s Republic of China (“PRC” or “China”). Dongsheng Mining has a registered capital of RMB 2,000,000 with its business mainly in extraction and processing of fluorite ore and barite ore. Currently, it owns 100% of the mining rights of Shuanghe Fluorite Mine, Fenshui Qingshuzi Barite and Fluorite Mine, Baicun Fluorite Mine, Luping Fluorite Mine and Shibuya Barite and Fluorite Mine, and Douru Town Fluorite Flotation Plant and Fenshui Town Fluorite and Barite Flotation Plant, and a 30% equity interest of Wuchuan Chenhe Dongsheng Fluoride Industry Co., Ltd. (“Chenhe Fluoride”) in Wuchuan Yilao & Miao Autonomous County, Zunyi City, Guizhou Province in the PRC.

Yanhe Tujiazu Autonomous County Meilan Mining Co., Ltd. (“Meilan Mining”) is a PRC limited liability company legally incorporated and validly existing in Yanhe Tujiazu Autonomous County, Tongren City, Guizhou Province in the PRC. Meilan Mining has a registered capital of RMB 1,334,000 with its business mainly in extraction of fluorite ore and barite ore. Currently, Meilan Mining owns 100% of the mining rights of the fluorite ores in Fengshuiling, Banchang Town, Yanhe Tujiazu Autonomous County, Tongren City, Guizhou Province in the PRC.

Guizhou Qianshi Resources Development Co., Ltd. (“Qianshi Resources”) is a PRC limited liability company legally incorporated and validly existing in Yanhe Tujiazu Autonomous County, Tongren City, Guizhou Province in the PRC. Qianshi Resources has a registered capital of RMB 1,000,000 with its business mainly in the extraction and processing of fluorite ore and barite ore. Currently, Qianshi Resources owns 100% of the mining rights of Jingliang Fluorite Mine, and the Fluorite Flotation Plant in the Huangtu Town, Yanhe Tujiazu Autonomous County, Tongren City, Guizhou Province in the PRC.

On January 16, 2012, China Shen Zhou Mining & Resources, Inc. (“China Shen Zhou”) (NYSE AMEX: SHZ), a US entity incorporated in the State of Nevada, whose primary operation is engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, through its subsidiary Inner Mongolia Xiangzhen Mining Group Co., Ltd. (“Xiangzhen Mining”), entered into an equity transfer and capital increase agreement (the “Wuchuan Agreement”) to acquire 60% of the equity interests of Dongsheng Mining.

Pursuant to the Wuchuan Agreement, China Shen Zhou will acquire the Equity from the two shareholders of Dongsheng Mining (Gang Liu, a Chinese citizen, and Qiang Liu, a Chinese citizen) for total consideration in the amount of RMB 93 million (approximately US$ 14.65 million) (the “Purchase Price”). The Purchase Price will comprise RMB 43 million (approximately US$ 6.77 million) of the China Shen Zhou’s common stock and RMB 50 million (approximately US$ 7.88 million) in cash.

On February 7, 2012, Xiangzhen Mining purchased a 60% equity interest in Qianshi Resources, from Qianshi Resources’ two shareholders (Gang Liu and Guojian Zhou, a Chinese citizen) for RMB 6,000,000 in the form of 337,457 shares of the China Shen Zhou’s common stock. On February 7, 2012, Xiangzhen Mining also purchased a 60% equity interest in Meilan Mining, from Meilan Mining’s shareholder (Gang Liu) for RMB 9,000,000 in the form of 506,186 shares of the China Shen Zhou’s common stock.

The following pro forma combined financial information gives effect to the merger of China Shen Zhou and Dongsheng Mining, Meilan Mining, and Qianshi Resources using the purchase method of accounting, as required by Accounting Standards Codification ASC 805, “ Business Combinations. ” Under this method of accounting, China Shen Zhou allocated the purchase price to the fair value of assets acquired, including identified intangible assets. The purchase price allocation is subject to revision when China Shen Zhou obtains additional information regarding its purchased asset valuation. The pro forma combined balance sheet assumes the Merger took place on December 31, 2011. The Pro forma combined statements of operations assume that the Merger took place as of and for the year ended December 31, 2011.

The financial information presented in the pro forma combined financial statements is based on amounts and adjustments that China Shen Zhou’s management believes to be factually supportable. China Shen Zhou has made no attempt to included forward looking assumptions in such information.

Certain reclassifications have been made to Dongsheng Mining, Meilan Mining, and Qianshi Resources’ historical presentation to conform to China Shen Zhou’s presentation. These reclassifications do not materially impact the pro forma combined results of operations for the periods presented.

The pro forma adjustments, which are based upon available information and upon certain assumptions that China Shen Zhou believes are reasonable, are described in the accompanying notes. China Shen Zhou is providing the pro forma combined financial information for informational purposes only. The companies may have performed differently had they been combined as of and for the periods presented. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented or the future results that the combined companies will experience. The pro forma combined statements of operations do not give effect to any cost savings or operating synergies expected to result from the acquisitions or the costs to achieve such cost savings or operating synergies.

PF1

Unaudited Pro Forma Combined Balance Sheet
As of December 31, 2011
(Amounts in thousands)

	China Shen Zhou	DONGSHENG MEILAN AND QIANSHI	Pro Forma Adjustments		Pro Forma Combined Total
ASSETS			(Unaudited)		(Unaudited)

Current assets:
Cash and cash equivalents	$5,569	$7	$-		$5,576
Notes receivable, net	1,019	-	-		1,019
Accounts receivable, net	3,332	724	-		4,056
Advances to suppliers	1,833	419	-		2,252
Acquisition deposit	2,359	-	(2,359)	(a)	-
Due from related parties	-	282	-		282
Other deposits	258	157	-		415
Inventories	7,479	439	-		7,918
Restricted assets	2,536	-	-		2,536
Total current assets	24,385	2,028	(2,359)		24,054

Restricted assets	175	85	-		260
Prepayment for vehicle rent	443	-	-		443
Long-term investment	-	750	-		750
Property, machinery and mining assets, net	60,313	5,015	24,425	(b)	89,753
Total assets	$85,316	$7,878	$22,066		$115,260

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,324	$123	$(22)	(c)	$3,425
Short term loans	11,996	786	-	(c)	12,782
Receipts in advance	1,528	870	(870)	(c)	1,528
Government loan	-	1,620	-		1,620
Other payables and accruals	2,772	3,260	(3,260)	(c)	2,772
Acquisition payable	-	2,359	(2,359)	(c)	-
Due to related parties	250	238	(238)	(c)	250
Taxes payable	1,877	1,148	(1,148)	(c)	1,877
Total liabilities	21,747	10,404	(7,897)	(c)	24,254

STOCKHOLDERS’ EQUITY:
Common Stock ($0.001 par value; 50,000,000 shares authorized;
32,285,973 shares issued and outstanding
as of December 31, 2011)	32	-	3	(d)	35
Contributed capital	-	634	(634)	(e)	-
Additional paid-in capital	58,425	313	10,898	(f)	69,636
PRC statutory reserves	1,732	146	(146)	(g)	1,732
Accumulated other comprehensive income	6,109	(41)	41	(h)	6,109
Accumulated deficit	(13,344)	(3,578)	7,882	(i)	(9,040)
Stockholders' equity - China Shen Zhou Mining & Resources, Inc. and Subsidiaries	52,954	(2,526)	18,044		68,472
Noncontrolling interest	10,615	-	11,919		22,534
Total stockholders’ equity	63,569	(2,526)	29,963		91,006
Total liabilities and stockholders’ equity	$85,316	$7,878	$22,066		$115,260

See accompanying introduction and notes to unaudited pro forma combined financial statements.

PF2

Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2011
(Amounts in thousands, except per share data)

	China Shen Zhou	DONGSHENG MEILAN AND QIANSHI	Pro Forma Adjustments		Pro Forma Combined Total
			Unaudited		Unaudited
Net revenue	$30,551	$10,072	$-		$40,623
Cost of sales	17,051	5,201	-		22,252
Gross profit	13,500	4,871	-		18,371

Operating expenses:
Selling and distribution expenses	202	86	-		288
General and administrative expenses	11,197	2,479	1,466	(j)	15,142
Provision for doubtful accounts	(148)	(130)	-		(278)
Total operating expenses	11,251	2,435	1,466		15,152

Net income (loss) from operations	2,249	2,436	(1,466)		3,219

Other expense:
Interest expense	(682)	(247)	-		(929)
Investment loss	-	(763)	-		(763)
Other, net	(40)	(87)	5,184	(k)	5,057
Total other expenses	(722)	(1,097)	5,184		3,365

Income (loss) from continuing operations before income taxes	1,527	1,339	3,718		6,584

Income tax expense	(1,235)	(676)	-		(1,911)

Income (loss) from continuing operations	292	663	3,718		4,673

Discontinued operations :
Loss from operations of discontinued component, net of taxes	(7)	-	-		(7)
Loss on disposal of discontinued subsidiary, net of taxes	(82)	-	-		(82)
Income from discontinued operations	(89)	-	-		(89)

Net income (loss)	203	663	3,718		4,550
Add: Noncontrolling interests attributable to the noncontrolling interests	143	-	321	(l)	464
Net income (loss) - attributable to China Shen Zhou Mining & Resources, Inc. and Subsidiaries	346	663	4,039		5,048

Other comprehensive income:
Foreign currency translation adjustments	1,752	(42)	42	(m)	1,752
Comprehensive income (loss)	$2,098	$621	$4,081		$6,800

Net income (loss) per common share
From continuing operations	0.01				0.15
From discontinued operations	(0.00)				(0.00)
- Basic and Diluted	0.01				0.15

Weighted average common shares outstanding
- Basic and Diluted	31,369		3,262		34,631

See accompanying introduction and notes to unaudited pro forma combined financial statements.

PF3

Notes to Unaudited Pro Forma Combined Financial Information

1. Basis of Pro Forma Presentation

The pro forma combined financial information has been prepared based on China Shen Zhou’s historical financial information and the historical financial information of Dongsheng Mining, Meilan Mining, and Qianshi Resources giving effect to the acquisition and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States have been or omitted as permitted by the SEC rules and regulations.

This pro forma combined financial information is not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

The pro forma combined financial information has been prepared on the basis of assumptions relating to the allocation of consideration paid for the acquired assets and liabilities of Dongsheng Mining, Meilan Mining, and Qianshi Resources based on management’s best preliminary estimates. The actual allocation of the amount of the consideration may differ from that reflected in this pro forma combined financial information after a third party valuation and other procedures have been completed.

Below are tables of the preliminary estimated purchase price allocation for Dongsheng Mining, Meilan Mining, and Qianshi Resources:

	Shares	Price per share
Fair value of China Shen Zhou’s stock issued - Dongsheng Mining	2,418,448	$1.74	$4,208,000
Fair value of China Shen Zhou’s stock issued - Qianshi Resources	506,186	1.74	587,000
Fair value of China Shen Zhou’s stock issued - Meilan Mining	337,457	1.74	881,000
			5,676,000
Cash			7,897,000
Total purchase price			$13,573,000

Fair value of acquired assets and liabilities:
Net assets acquired			$7,878,000
Estimated fair value of identifiable extraction rights			25,891,000
Cash consideration will be invested to increase the stockhoders' equity			7,897,000
Liabilities			(10,404,000)
			31,262,000
Acquisition of 60% share			60%
			18,757,000
Purchase price			13,573,000
Negative goodwill to be taken into other income (bargain purchase)			$5,184,000

			Noncontrolling Interests
			$31,262,000
			40%

China Shen Zhou management believes that the bargain purchase is a result of the distressed financial situation of the former majority shareholders of Dongsheng Mining, Meilan Mining, and Qianshi Resources who were not able to fully develop the mineral extraction potential of the properties to which Dongsheng Mining, Meilan Mining, and Qianshi Resources had rights to. Management estimates the bargain purchase to be approximately $5,195,000. This will be taken into other income when China Shen Zhou finalizes the valuation of the acquired assets of Dongsheng Mining, Meilan Mining, and Qianshi Resources. China Shen Zhou is still in the process of determining the fair value of assets acquired and liabilities assumed. Once determined, China Shen Zhou will record the acquisition at fair value. In addition, the noncontrolling interest will reflect the full value of their share of Dongsheng Mining, Meilan Mining, and Qianshi Resources upon completion of the valuation.

PF4

2. Pro Forma Adjustments

(a)	Acquisition deposit amount to $2.36 million will used to be a part of the cash consideration for the acquisition of Dongsheng Mining, and will be eliminated with the shareholders’ equity of Wuchuan Mining, Meilan Mining and Qianshi Resources.
(b)	Reflects the estimated fair value of identifiable extraction rights and the amortization of value of extraction rights in 2011.
(c)	Total liability amount to $7,897,000 will be paid by Dongsheng Mining using the funds from the cash consideration.
(d)	As part of the Purchase Price for the acquisitions of Wuchuan Mining, Meilan Mining and Qianshi Resources, China Shen Zhou will issue 3,262,091 shares of China Shen Zhou’s common stock with $0.001 par value per share.
(e)	Reflects the elimination of Dongsheng Mining, Meilan Mining, and Qianshi Resources’ Contributed capital.
(f)

Reflects the elimination of Dongsheng Mining, Meilan Mining, and Qianshi Resources’ Additional paid-in capital.

The Purchase Price will comprise 3,262,091 shares of China Shen Zhou’s common stock (with the fair value $1.74 per share) and RMB 50 million (approximately US$ 7.90 million) in cash. The cash component of the consideration will be in the form of a capital infusion into Wuchuan Mining.

(g)	Reflects the elimination of Dongsheng Mining, Meilan Mining, and Qianshi Resources’ PRC statutory reserves.
(h)	Reflects the elimination of Dongsheng Mining, Meilan Mining, and Qianshi Resources’ existing accumulated other comprehensive income.
(i)	Reflects the elimination of Dongsheng Mining, Meilan Mining, and Qianshi Resources’ existing stockholders’ deficit.
(j)	Reflects the depreciation and amortization of value of extraction rights.
(k)	Reflects the negative goodwill from bargain purchase.
(l)	Reflects the classification of 40% of the net income of 2011 to noncontrolling interests.
(m)	Reflects the classification of Dongsheng Mining, Meilan Mining, and Qianshi Resources’ currency translation adjustments.

PF5